Exhibit 5.1

2000 N. M-63  •  BENTON HARBOR, MI 49022-2692

December 20, 2018

Whirlpool Corporation

2000 N. M-63

Benton Harbor, MI 49022-2692

Ladies and Gentlemen:

I have acted as counsel to Whirlpool Corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement No. 333-[●] on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) which may be issued to participants under the Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan (the “2018 Plan”) as a result of awards or the exercise of options granted to such participants.

On April 17, 2018 (the “Effective Date”), the stockholders of the Company approved the 2018 Plan. Under the 2018 Plan, up to 6,900,000 total shares of Common Stock may be granted (reduced by 1,115,066 shares subject to awards granted under the Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan (the “Restated 2010 Plan”) after December 31, 2017), which consists of 2,249,155 new shares to be registered on the Registration Statement (the “New Shares”) and the sum of (i) 3,535,779 shares of Common Stock available under the Restated 2010 Plan, which ceased to be available for future awards under the Restated 2010 Plan as of the Effective Date (the “Prior Plan Shares”), and (ii) the number of undelivered shares subject to outstanding awards under the Restated 2010 Plan that become available for future awards under the 2018 Plan as provided for in the 2018 Plan. The Prior Plan Shares were previously registered under the Securities Act pursuant to the Company’s previously filed Post-Effective Amendment No. 1 to Registration Statement No. 333-187948 on Form S-8 under the Securities Act.

I have examined the 2018 Plan and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, assuming that (i) the Registration Statement becomes effective under the Securities Act, (ii) the New Shares will be issued in accordance with the terms of the 2018 Plan and in the manner described in the

Registration Statement and (iii) certificates representing the New Shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the New Shares in accordance with the terms of the 2018 Plan (assuming in each case the consideration received by the Company is at least equal to $1.00 par value per share) or, if any New Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such New Shares to the person entitled thereto against payment of the full consideration for the New Shares in accordance with the terms of the 2018 Plan (assuming in each case the consideration received by the Company is at least equal to $1.00 par value per share), the New Shares to be issued to participants under the 2018 Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the 2018 Plan.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the federal laws of the United States of America or any state securities or “Blue Sky” laws to the delivery of the New Shares to the participants pursuant to and in accordance with the terms and conditions of the 2018 Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Sincerely,

/s/ Bridget K. Quinn

Bridget K. Quinn